Exhibit 3.1

FIRST AMENDMENT TO

THE AMENDED AND RESTATED BYLAWS

OF

LOVARRA

WHEREAS, the Board of Directors (the “Board”) of LOVARRA, a Nevada corporation (the “Company”), adopted the Bylaws of the Company, dated April 20, 2018, and the Amended and Restated Bylaws of the Company, effective September 10, 2020 (collectively, the “Bylaws”).

WHEREAS, the Bylaws of the Company currently provide that the Board will be comprised of two (2) directors;

WHEREAS, the Company desires to increase the number of directors to serve on Board from two (2) to seven (7); and

WHEREAS, Article 27 of the Bylaws permits the Board to amend or rescind the Bylaws by a majority of the Board or a majority of stockholders through a vote.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Bylaws, effective as of March 15, 2022:

1.	Article 7 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“The Corporation shall have the following number of directors: 7.”

2.	In all other respects, the Bylaws, are hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this First Amendment to the Amended and Restated Bylaws as of March 15, 2022.

LOVARRA

By:	/s/ Matthew S. Brent
Name:	Matthew S. Brent
Its:	Chief Executive Officer